EXHIBIT B

              DETERMINATION OF PERFORMANCE PAYMENT

                          Page 1 of 3

      The amount of the Performance Payment for each of the three fiscal years ending December 31, 1995, December 29, 1996 and December 28, 1997 following Closing (including for the fiscal year ending December 31 , 1995, the product sales of PSC for the period of January 1, 1995 through the date prior to Closing), which is hereinafter referred to as the "Post Closing Period", shall be one-third of the aggregate "Variable Margin", as herein after defined, dollars over $3,921,000.00 derived from the world-wide sales of Genicom and its subsidiaries attributable to the following:

      (a) all current PSC Page and Impact products, including without limitation, the sale or license of controllers, printers or technology, sold through all distribution channels (whether
PSC or Genicom),

     (b) all current and future Genicom Impact products sold with any PSC IBM compatible technology, and excluding specifically Genicom Impact Printer product sales of existing (i) Open, (ii) TX-non IPDS and (iii) CX-non IPDS products, which do not include PSC IBM compatible technology,

     (c) current and future Genicom Page products,

      (d) all other Lexmark sourced products which are not included in (a)-(c) above, and

     (e) the sale or license of Rastek technology.

The items listed in (a) through (e) above, both inclusive, are hereinafter referred to as the "Products". With respect to Genicom subsidiaries, the determination of the aggregate "Variable Margin" dollars shall be calculated by using the same cost basis consistently used at the Page Printer Business Unit and the sales price of the Products to the customers of the subsidiaries rather than the sales derived by Genicom's sales of the Products to its subsidiaries, thereby eliminating any effects of transfer pricing. The addition of Products following Closing as a result of stock or asset acquistions, mergers, consolidations, or other business combinations shall be reviewed by the management of the Page Printer Business Unit for the purpose of determining whether any such addition would have an adverse effect on the determination of "Variable Margin" dollars utilized to calculate the Performance Payment. If it is reasonably determined that there would be such an adverse effect, the applicable Products shall be eliminated from the "Variable Margin" dollars and Performance Payment calculations.


Exhibit B
Page 2 of 3

      The amount of "Variable Margin" dollars shall be determined by subtracting from the aggregate Sales of the Products, the "Standard Margin" costs, comprised of the bill of material costs which include the following:

      (a) Standard Labor (standard labor hours times standard labor rates (average hourly rates));

      (b) Datacom Labor (standard labor hours times transfer hourly billing rates which are fully burdened labor rates designed to recover all such production related costs of the Mexican subsidiary); and

      (c)  Standard Material (costs of materials included on  the
bill   of  materials  using  standard  costs  which  are  updated annually, including freight and duty, if applicable).


Further, the following adjustments to "Standard Margin" costs shall be made to derive "Variable Margin" dollars:

     (a) Cycle Count, which represents the allocation of the book to physical adjustments made pursuant to Genicom's annual cycle counts for the Products, which are not product specific. For the purpose of calculating the Performance Payment, the adjustment will not exceed 5% in the aggregate of the total book to physical adjustments made pursuant to the Genicom annual cycle count;

       (b) Free Installation, which represents the cost of providing free installation for the Products;

      (c) Royalties, which represent royalties due based upon Products shipped;

      (d) Software Amortization, which represents amortization of capitalized software costs related to the Rastek technology and will not include any other software development costs. For the purpose of calculating the Performance Payment, the amortization of software development costs which will be capitalized during the Post Closing Period will not be included in the adjustments to "Standard Margin". Further, any capitalized software which may arise due to Genicom making an election under Section 338 of the Code or which may arise due to present or future software development attributable to the Products will not be included in software amortization for the purpose of calculating the Performance Payment;
Exhibit B
Page 3 of 3

      (e) Printer Modification, which represents the cost of printer modification to the Products and historically has been estimated. For the purpose of the calculating the Performance Payment, the estimate during the Post Closing Period will not exceed the percentage used by Genicom in fiscal 1994;

      (f) EM Serve Transaction Charge, which represents the cost of picking and shipping Products from the West Coast by EM Serve pursuant to an agreement under which Genicom has agreed to pay
$7.50 for each printer Product shipped;


       (g) Material Variances, which represents the amounts attributable to the Products for foreign currency fluctuations and other purchase price variances;

      (h) Warranty, which represents the accruals made each month based upon estimated warranty cost per unit for each of the Products when sold. Adjustments are made as actual charges are incurred and identified by Product; and

       (i) Other, which represents miscellaneous adjustments provided by the billing or cost accounting departments. For the purpose calculating the Performance Payment, this estimate shall not exceed on half of one percent of the Sales of the Products during the Post Closing Period; Other will not include valuation allowance or write off for excess, slow moving or obsolete inventory.

For the purpose of determining "Standard Margin" and the adjustments thereto to derive "Variable Margin" dollars, the "Standard Margin" costs and adjustments attributable to Genicom Impact Printer products sales of (i) Open, (ii) TX-non IPDS and
(iii) CX-non IPDS products shall not be included.